SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                       EVEREST REINSURANCE HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A

     (2)  Aggregate number of securities to which transaction applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

     (4)  Proposed maximum aggregate value of transaction: N/A

     (5)  Total fee paid: N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Checkbox if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: N/A

     (2)  Form, Schedule or Registration Statement No.: N/A

     (3)  Filing Party: N/A

     (4)  Date Filed: N/A

                       EVEREST REINSURANCE HOLDINGS, INC.

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 20, 1999


  TO THE STOCKHOLDERS OF EVEREST REINSURANCE HOLDINGS, INC.:


     The Annual Meeting of Stockholders of Everest Reinsurance Holdings, Inc., a Delaware corporation, will be held at the Company's corporate headquarters at Westgate Corporate Center, 477 Martinsville Road, Liberty Corner, New Jersey, on Thursday, May 20, 1999 at 11:00 a.m., for the following purposes:

     1. To elect two Class III Directors of the Company, each for a three-year period to expire at the 2002 Annual Meeting of Stockholders.

     2. To consider and act upon the proposal to adopt the Executive Performance Annual Incentive Plan, as described in the accompanying Proxy Statement.

     3. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

     Stockholders of record at the close of business on March 23, 1999 will be entitled to vote at the meeting. A list of such stockholders will be available at the time and place of the meeting and, during the 10 days prior to the meeting, at the office of the Secretary of the Company at Westgate Corporate Center, 477 Martinsville Road, Liberty Corner, New Jersey.

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return it promptly in the postage prepaid envelope provided for that purpose.



                                             By Order of the Board of Directors
                                             Janet J. Burak, Secretary

 April 12, 1999
 Liberty Corner, New Jersey

                       EVEREST REINSURANCE HOLDINGS, INC.

                             ----------------------

                                 PROXY STATEMENT



                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1999

     The enclosed Proxy is being solicited on behalf of the Board of Directors (the "Board") for use at the Annual Meeting of Stockholders of Everest Reinsurance Holdings, Inc., a Delaware corporation (the "Company"), to be held on May 20, 1999, and at any adjournment thereof. It may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing, or voting in person at the Annual Meeting. All shares represented at the meeting by properly executed proxies will be voted as specified and, unless otherwise specified, will be voted for the election of directors and for the adoption of the Executive Performance Annual Incentive Plan.

     Only stockholders of record at the close of business on March 23, 1999 will be entitled to vote at the meeting. On that date 49,656,940 shares of common stock, par value $.01 per share, were outstanding and entitled to vote. Each share of common stock is entitled to one vote.

     This Proxy Statement, the attached Notice of Annual Meeting, the Annual Report of the Company for the year ended December 31, 1998 (including financial statements) and the enclosed Proxy Card are first being mailed to the Company's stockholders on or about April 12, 1999.

                      PROPOSAL NO. 1--ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR THE BOARD OF DIRECTORS DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. NOMINEES FOR DIRECTOR WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE OUTCOME OF THE VOTE.

     The Company's Certificate of Incorporation provides for the division of the Board into three classes, with the directors in each class serving for a term of three years. At the Annual Meeting, two nominees for Class III director positions are to be elected to serve until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees for election as Class III directors at this meeting, and all directors whose term of office will continue after the meeting, are currently directors of the Company. The Class I director positions will be subject to election at the 2000 Annual Meeting of Stockholders and the Class II directors will be subject to election at the 2001 Annual Meeting of Stockholders. It is not expected that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the Company's Board of Directors shall recommend, unless the Board reduces the number of directors accordingly. There are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee. Messrs. Thomas J. Gallagher and William F. Galtney, Jr., the two nominees for the Class III director positions, have been serving under election by the shareholders on May 23, 1996.

INFORMATION CONCERNING NOMINEES

     The following information has been furnished by the respective nominees for election of Class III directors for a term expiring in 2002.

     THOMAS J. GALLAGHER, 50, became a Class III director of the Company on March 13, 1996. Mr. Gallagher also serves as a director of Everest Reinsurance Company, a wholly owned subsidiary of the Company ("Everest Re"), having first been elected to that position in 1987. Elected President and Chief Operating Officer of both the Company and Everest Re on February 24, 1997, Mr. Gallagher had been Executive Vice President of both companies since December 1995 and a Senior Vice President of the Company since 1994 and of Everest Re since 1989. Since joining Everest Re in 1975, he has served as an underwriter in the facultative and treaty departments, as vice president in charge of the facultative department and as vice president in charge of the treaty casualty department. Mr. Gallagher currently serves as a director and Chairman of Everest National Insurance Company ("Everest National"), as a director and Chairman of Everest Insurance Company of Canada ("EVCAN"), as a director and Chairman and Chief Executive Officer of Everest Indemnity Insurance Company ("Everest Indemnity") and as a director of WorkCare Southeast, Inc. and WorkCare Southeast of Georgia, Inc., all of which are members of the Everest Reinsurance Holdings group.

     WILLIAM F. GALTNEY, JR., 46, became a Class III director of the Company on March 12, 1996 and a director of Everest Re on March 13, 1996. Since 1983, Mr. Galtney has been the Chairman and Chief Executive Officer of Healthcare Insurance Services, Inc., a managing general and surplus lines agency indirectly owned by The Galtney Group, Inc. ("GGI"), a holding company 90% owned by Mr. Galtney and of which he is also Chairman and Chief Executive Officer. Mr. Galtney also serves as either the chairman or a director of various subsidiaries and affiliates of GGI. Mr. Galtney is also a director of Mutual Risk Management Ltd.

INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

     The following information has been furnished by those directors whose terms of office will continue after the 1999 Annual Meeting and by the remaining executive officers.

     MARTIN ABRAHAMS, 66, became a Class I director of the Company on March 12, 1996 and a director of Everest Re on March 13, 1996. Mr. Abrahams, currently retired, served with the accounting firm of Coopers & Lybrand L.L.P. from 1957 and was a partner in that firm from 1969 to 1995.

     KENNETH J. DUFFY, 69, became a Class II director of the Company on March 12, 1996 and a director of Everest Re on March 13, 1996. Mr. Duffy is currently a Senior Advisor to CGU plc, having been associated with that organization for more than 40 years. He served as President and Chief Executive of Commercial
Union Corporation, the CGU United States subsidiary, from January 1985, as Chairman and Chief Executive from January 1993 and as Chairman from his retirement in January 1995 until October 1998. He is a director of Commercial Union Canada Holdings, Ltd. and the President and a director of Curepool (Bermuda) Ltd. He is also a vice president of the Insurance Institute of London and a fellow of the Institute of Risk Management.

     JOHN R. DUNNE, 69, became a Class I director of the Company and a director of Everest Re on June 10, 1996. Mr. Dunne, an attorney and member of the bar of both New York and the District of Columbia, has since 1994 been counsel to the law firm of Whiteman, Osterman & Hanna in Albany, New York. Mr. Dunne is a director of Commercial Union Corporation. Mr. Dunne was counsel to the Washington DC law firm of Bayh, Connaughton & Malone from 1993 to 1994. From 1990 to 1993, he served as an Assistant Attorney General for the United States Government, Department of Justice. From 1966 to 1989 Mr. Dunne served as a New York State Senator while concurrently practicing law as a partner in New York law firms.

     JOSEPH V. TARANTO, 50, a Class II director, became Chairman of the Board and Chief Executive Officer of the Company and Everest Re on October 17, 1994 and served as President of both companies from December 1994 until Mr.
Gallagher's election as President on February 24, 1997. Mr. Taranto was a director and President of Transatlantic Holdings, Inc. and a director and President of Transatlantic Reinsurance Company and Putnam Reinsurance Company (both subsidiaries of Transatlantic Holdings, Inc.) from 1986 to 1994.

     STEPHEN L. LIMAURO, 47, is an executive officer of the Company and became Comptroller of the Company on September 25, 1997. He became a Senior Vice President of the Company and Everest Re on February 23, 1999. He served as Assistant Comptroller of Everest Re from June 20, 1988 until September 25, 1997. From May 1995 until September 1997, he was Vice President, Treasurer and Assistant Comptroller of the Company. Mr. Limauro is also a director and Comptroller of Everest National and Everest Indemnity. He also serves as a director, Assistant Treasurer and Assistant Controller to EVCAN and he is Comptroller of Mt. McKinley Managers, L.L.C. ("Mt. McKinley"), whose parent is the Company. He serves as a director and President of Everest Re Holdings, Ltd. ("ERHL"), a subsidiary of Everest Re, and is Comptroller of WorkCare Southeast, Inc. and WorkCare Southeast of Georgia, Inc. and Chief Accountant of WorkCare, Inc.

     JANET J. BURAK (formerly Janet Burak Melchione), 48, is an executive officer of the Company and became Vice President, General Counsel and Secretary of the Company upon its organization on November 11, 1993. She became a Senior Vice President of the Company and Everest Re on January 31, 1994. Ms. Burak has served as General Counsel of Everest Re since 1985 and in 1986 was appointed Secretary. Ms. Burak is a director and Assistant Secretary of Everest National and Everest Indemnity. She is a director, Vice President and Assistant Secretary of ERHL, Secretary of EVCAN and Assistant Secretary of Mt. McKinley, WorkCare Southeast, Inc. and WorkCare Southeast of Georgia, Inc. She serves as Associate General Counsel of WorkCare, Inc.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board conducts its business through its meetings and meetings of its committees. Four meetings of the Board were held in 1998. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served. The Board currently maintains Audit and Compensation Committees. The Board does not maintain a nominating committee or other committee performing similar functions.

     AUDIT COMMITTEE

     The Audit Committee was created by the Board of Directors on March 21, 1996. The principal purpose of the Audit Committee is to oversee the Company's financial reporting process, its system of internal controls, the audit process and the Company's ethics guidelines and to report to the full Board of Directors on the Committee's findings and recommendations. The Audit Committee relies upon appropriate Company financial and legal personnel and the Company's independent public accountants to review these internal controls, the Company's financial statements, audit findings and significant accounting and reporting issues.

     The current members of the Audit Committee are Mr. Abrahams, Mr. Duffy and Mr. Dunne, none of whom are employees or officers of the Company. Mr. Abrahams served as Chairman in 1997 and until February 26, 1998. Mr. Dunne was designated Chairman effective February 26, 1998 and is currently serving in that position. The Audit Committee held three meetings in 1998.

     COMPENSATION COMMITTEE

     The Compensation Committee exercises authority with respect to all compensation and benefits afforded all officers at the Senior Vice President level and above, the Designated Executive Officers (as defined herein) and the Company's Comptroller, Secretary and Treasurer. The Compensation Committee also has oversight responsibilities for all of the Company's broad-based compensation and benefit programs, including administration of the Compa-ny's Annual Incentive Plan, the 1995 Stock Incentive Plan and the Chief Executive Officer's Bonus Plan and, if it is approved by the stockholders as presented in Proposal No. 2 of this Proxy Statement, the Executive Performance Annual Incentive Plan.

     The current members of the Compensation Committee are Mr. Abrahams and Mr. Duffy, neither of whom are current or former employees or officers of the Company. Mr. Duffy has been designated to serve as Chairman. The Compensation Committee held three meetings and acted by unanimous written consent on two occasions in 1998.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of shares of common stock as of March 23, 1999 by the directors of the Company, by the designated executive officers listed in the Summary Compensation Table (the "Designated Executive Officers") and by all directors and the Designated Executive Officers of the Company as a group. Information in this table was furnished to the Company by the respective directors and Designated Executive Officers. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting power and sole dispositive power with respect to the shares shown in the table to be owned by that person.

                                                                AMOUNT AND NATURE OF     PERCENT OF
   NAME OF BENEFICIAL OWNER                                     BENEFICIAL OWNERSHIP     CLASS (10)
   -----------------------                                      --------------------      ---------
   Martin Abrahams ...........................................         5,403(1)              *
   Kenneth J. Duffy ..........................................         4,703(2)              *
   John R. Dunne .............................................         4,523(3)              *
   Thomas J. Gallagher .......................................        49,718(4)              *
   William F. Galtney, Jr. ...................................       195,922(5)              *
   Robert P. Jacobson ........................................           100(6)              *
   Joseph V. Taranto .........................................       445,142(7)              *
   Stephen L. Limauro ........................................         7,800(8)              *
   Janet J. Burak ............................................        13,100(9)              *
   All directors and Designated Executive Officers
      as a group (9 persons) .................................       726,411              1.46%

-------------
* Less than 1%
(1) Includes 2,216 shares, which may be purchased upon the exercise of stock options, which are exercisable under the Company's 1995 Stock Option Plan for Non-Employee Directors.

(2) Includes 2,216 shares, which may be purchased upon the exercise of stock options, which are exercisable under the Company's 1995 Stock Option Plan for Non-Employee Directors.

(3) Includes 2,036 shares, which may be purchased upon the exercise of stock options, which are exercisable under the Company's 1995 Stock Option Plan for Non-Employee Directors.

(4) Includes 4,800 shares of restricted stock issued to Mr. Gallagher under the Company's 1995 Stock Incentive Plan. Such stock may not be sold or transferred until the vesting requirements have been satisfied. Also includes 39,300 shares, which may be purchased upon the exercise of stock options which are exercisable under the Company's 1995 Stock Incentive Plan.

(5) Includes 191,600 shares owned by Galtney Family Investors, Ltd., a limited partnership in which Mr. Galtney maintains a beneficial ownership and for which he serves as the General Partner. Also includes 2,216 shares which may be purchased upon the exercise of stock options which are exercisable under the Company's 1995 Stock Option Plan for Non-Employee Directors.

(6) Mr. Jacobson ceased being a director and executive officer of the Company on June 11, 1998, but is identified as a "Designated Executive Officer" for 1998 for purposes of this Proxy Statement.

(7) Includes 35,000 shares, which may be purchased upon the exercise of stock options, which are exercisable under the Company's 1995 Stock Incentive Plan.

(8) Includes 7,400 shares, which may be purchased upon the exercise of stock options, which are exercisable under the Company's 1995 Stock Incentive Plan.

(9) Includes 2,000 shares of restricted stock issued to Ms. Burak under the Company's 1995 Stock Incentive Plan. Such stock may not be sold or transferred until the vesting requirements have been satisfied. Also includes 10,500 shares which may be purchased upon the exercise of stock options, which are exercisable under the Company's 1995 Stock Incentive Plan.

(10) Based on 49,656,940 total shares of common stock outstanding and entitled to vote as of March 23, 1999.

PRINCIPAL HOLDERS OF COMMON STOCK

     To the best of the Company's knowledge, the only beneficial owners of more than 5% of the outstanding shares of common stock of the Company as of December 31, 1998 are set forth below. This table is based on information provided in
Schedule 13Gs filed with the Securities and Exchange Commission by each of the parties listed in the table.

                                                                NUMBER OF SHARES       PERCENT OF
     NAME AND ADDRESS OF BENEFICIAL OWNER                     BENEFICIALLY OWNED         CLASS
     ------------------------------------                     ------------------       ----------
     Mellon Bank Corporation ..............................    3,829,318 (1)             7.64%
     One Mellon Bank Center
     Pittsburgh, Pennsylvania 15258

     Morgan Stanley, Dean Witter & Co. ....................    3,839,877 (2)             7.67
     1585 Broadway
     New York, New York 10036

     Miller Anderson & Sherrerd, LLP ......................    3,312,510 (3)             6.62
     1 Tower Bridge, Suite 1100
     West Conshocken, PA 19428

     Oppenheimer Capital ..................................    3,446,458 (4)             6.8
     Oppenheimer Tower, World Financial Center
     New York, NY 10281

     Boston Partners Asset Management, LP .................    4,114,242 (5)             8.2
     One Financial Center
     Boston, MA 02159

-------------
(1) Mellon Bank Corporation reports in its Schedule 13G that it has sole voting power with respect to 3,273,231 shares of common stock, shared voting power with respect to 25,400 shares of common stock, sole dispositive power with respect to 3,742,701 shares of common stock and shared dispositive power with respect to 62,717 shares of common stock.

(2) Morgan Stanley, Dean Witter & Co. reports in its Schedule 13G that it has shared voting power with respect to 3,438,067 shares of common stock and has shared dispositive power with respect to 3,839,877 shares of common stock.

(3) Miller Anderson & Sherrerd LLP reports in its Schedule 13G that it has shared voting power with respect to 2,948,500 shares of common stock and shared dispositive power with respect to 3,312,510 shares of common stock.

(4) Oppenheimer Capital reports in its Schedule 13G that it has shared voting power with respect to 3,446,458 shares of common stock and shared dispositive power with respect to 3,446,458 shares of common stock.

(5) Boston Partners Asset Management, LP reports in its Schedule 13G that it has shared voting power with respect to 4,114,242 shares of common stock and shared dispositive power with respect to 4,114,242 shares of common stock.

DIRECTORS' COMPENSATION

     Each member of the Board of Directors who is not otherwise affiliated with the Company as an employee and/or officer ("Non-Employee Director") was compensated in 1998 for services as a director and was also reimbursed for out-of-pocket expenses associated with each meeting attended. The annual compensation for 1998 of the Non-Employee Directors was fixed at $40,000 per year. Compensation was paid quarterly in arrears by the issuance of shares of common stock. By compensating the Non-Employee Directors with stock, it is intended to align their interests with those of the stockholders. The value of shares issued are calculated based upon the average of the highest and lowest sale prices of the Company's common stock on the last day of the calendar quarter. If no sale is reported for such date, the average prices on the next preceding day for which there is a reported sale will be used (the "Market Price"). The number of shares to be paid each quarter is equal to one-quarter of $40,000 divided by the applicable Market Price of the common stock for each quarter. If the number of shares so calculated includes a fractional share, such number is rounded down to the nearest whole number. For 1998 each of the Non-Employee Directors was issued a total of 986 shares as compensation for their services as a director in accordance with this procedure. As of January 1, 1999, the value of these shares for each Non-Employee director was $38,392.37 based upon the $38.9375 closing price of the common stock on December 31, 1998.

     In addition to the payments described herein, the Company has adopted the 1995 Stock Option Plan for Non-Employee Directors (the "Directors' Plan") which is designed to maintain the Company's ability to attract and retain the services of experienced and highly qualified outside directors and to create a proprietary interest in the Company's continued success. Each of the Non-Employee Directors on the Company's Board is awarded options to purchase that number of shares of common stock equal to $50,000 divided by the fair market value of such stock as of the date they are initially appointed to the Board, with an exercise price equal to that fair market value. As defined in the Directors' Plan, the fair market value is determined by averaging the high and low trading prices of the stock on the date of the option award.

     Upon their initial appointment to the Board on March 12, 1996, Mr. Abrahams, Mr. Duffy, and Mr. Galtney were each granted options to purchase 2,216 shares of common stock at an exercise price of $22.5625. Upon his initial appointment to the Board on June 10, 1996, Mr. Dunne was granted options to purchase 2,036 shares of common stock at an exercise price of $24.5625.

COMPENSATION OF EXECUTIVE OFFICERS

     SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid or accrued for the last three fiscal years, or as otherwise indicated, with respect to the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers as of December 31, 1998 or who had served as an executive officer during a portion of 1998 (the "Designated Executive Officers"), for services rendered by them to the Company and to its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM COMPENSATION
                                                                 ----------------------------------------
                                   ANNUAL COMPENSATION                   AWARDS                  PAYOUTS
                                 ----------------------          -------------------          -----------
                                                                  RESTRICTED    SECURITIES                    ALL OTHER
                                                                    STOCK       UNDERLYING        LTIP       COMPENSATION
NAME AND PRINCIPAL POSITION(1)  YEAR   SALARY($)   BONUS ($)(2)  AWARD(S)($)(3)  OPTIONS(#)   PAYOUT ($)(4)     ($)(5)
------------------------------  ----   ---------   ------------  -------------- -----------   -------------  -------------
Joseph V. Taranto               1998   $945,426    $745,660           --          150,000           --         $23,804
   Chairman of the Board        1997    887,532     717,000           --           75,000           --          21,971
   And Chief Executive          1996    851,775     689,600           --           50,000           --          16,918
   Officer

Thomas J. Gallagher             1998    338,654     225,000           --           27,500           --          13,544
   President and Chief          1997    304,231     200,000           --           27,500           --          12,627
   Operating Officer            1996    261,250     150,000           --           20,000      $85,239           9,013
Robert P. Jacobson              1998    117,589          --           --               --           --         316,053
                                1997    300,577     120,000           --           17,500           --           9,656
                                1996    290,500     120,000           --           14,000           --           9,672
Janet J. Burak                  1998    174,654      60,000           --            8,000           --           5,948
   Senior Vice President        1997    161,654      60,000      $97,500            7,500           --           5,538
   General Counsel              1996    156,125      55,000           --            7,500       59,870           5,644
   & Secretary

Stephen L. Limauro              1998    170,339      65,000           --            6,000           --           5,800
   Senior Vice President        1997    151,523      45,000           --            5,000           --           5,185
   And Comptroller              1996    144,115      40,000           --            4,000           --           5,250

-----------------
(1) Mr. Jacobson ceased being a director and executive officer on June 11, 1998.

(2) Represents compensation earned by the Designated Executive Officers for the years ended December 31, 1998, December 31, 1997, and December 31, 1996 pursuant to the Company's Annual Incentive Plan. In addition, the amounts shown for Mr. Taranto for 1998, 1997 and 1996 include $279,760, $269,000 and $258,700, respectively, pursuant to the Chief Executive Officer's Bonus Plan.

(3) The amounts reported represent the value of the common stock underlying the restricted stock at the date of grant, without taking into account any diminution in value attributable to the restrictions on such stock. Awards of restricted stock were made to Messrs. Gallagher and Jacobson on October 6, 1995; the closing price of the common stock on that date was $19.875 per share. The award of restricted stock to Ms. Burak was made on September 26, 1997; the closing price of the common stock on that date was $39.00 per share.

     Sixty percent of the restricted shares awarded to Mr. Gallagher in 1995 are unrestricted three years after the date of the award and twenty percent of the restricted shares awarded to Ms. Burak in 1997 are unrestricted one year after the date of the award in accordance with the terms of the 1995 Stock Incentive Plan. As of December 31, 1998, the aggregate number of restricted stock units remaining outstanding under the 1995 and 1997 awards and the fair market value of those units based on $37.75 as the average of the high and low trading prices on the New York Stock Exchange on that date are as follows: Mr. Gallagher held 4,800 restricted shares valued at $181,200 and Ms. Burak held 2,000 restricted shares valued at $75,500. Dividends are paid quarterly on these restricted shares at the same rate as dividends paid on common stock held by public stockholders. A restricted stock award vests at the rate of 20% per year for a five-year period.


(4) All amounts represent payments under The Prudential Insurance Company of America's Long-Term Compensation Plan reflecting performance over the four-year performance cycles ending on December 31, 1998, 1997 and 1996 respectively. The payments reported for Mr. Gallagher and Ms. Burak for 1996 were made to them in April 1997 and were reported in the 1997 Proxy Statement as 1996 compensation. These were the final payments made under this Plan. The Company does not have any long-term cash bonus plan currently in effect.

(5) For 1998, represents: (i) the following term life insurance premiums paid by the Company on behalf of the Designated Executive Officers: (a) Mr. Taranto--$1,050, (b) Mr. Gallagher--$1,050, (c) Mr. Jacobson--$525, (d) Ms.
     Burak--$709 and (e) Mr. Limauro--$690; (ii) the following employer contributions to qualified and non-qualified employee savings plans: (a) Mr. Taranto--$22,754 (b) Mr. Gallagher--$12,494 (c) Mr. Jacobson-- $3,528
     (d) Ms. Burak--$5,240 and (e) Mr. Limauro--$5,110; and (iii) for Mr. Jacobson--$312,000 as payment in connection with his ceasing to be an officer and director of the Company.

 STOCK OPTION GRANTS

     The following table sets forth certain information concerning stock options granted under the Company's 1995 Stock Incentive Plan during 1998 to the Designated Executive Officers.

                     OPTION /SAR GRANTS IN LAST FISCAL YEAR

                                                                  INDIVIDUAL GRANTS
                                   ---------------------------------------------------------------------------
                                      NUMBER OF       % OF TOTAL
                                     SECURITIES      OPTIONS/SARS
                                     UNDERLYING       GRANTED TO     EXERCISE OR                   GRANT DATE
                                    OPTIONS/SARS     EMPLOYEES IN    BASE PRICE    EXPIRATION     PRESENT VALUE
           NAME                    GRANTED (#)(1)   FISCAL YEAR(2)     ($/SH)       DATE (3)         ($)(4)
           ----                    --------------   --------------   -----------   ----------    -------------
Joseph V. Taranto ................    150,000           34.90%        $ 37.875      07/15/08        $2,679,720
Thomas J. Gallagher ..............     27,500            6.40          37.4063      09/25/08           463,397
Robert P. Jacobson ...............         --              --               --            --                 0
Janet J. Burak ...................      8,000            1.86          37.4063      09/25/08           134,806
Stephen L. Limauro ...............      6,000            1.40          37.4063      09/25/08           101,105


-----------------
(1) Represents non-qualified stock options granted to Mr. Taranto on July 15, 1998 and to Mr. Gallagher, Ms. Burak and Mr. Limauro on September 25, 1998 which become exercisable in 20% installments each year commencing with the first anniversary of the grant dates, as long as employment with the Company or its subsidiaries continues. These stock options were granted with an exercise price equal to 100% of the fair market value of a share of common stock on the date of grant. No SARs were granted in 1998.

(2) Based upon 429,750 non-qualified stock options granted to all employees in 1998.

(3) Exercisable options expire unless exercised within three years following termination of employment due to retirement, disability or death or within three months following termination of employment due to resignation or dismissal. As a general rule, if employment terminates because of death, retirement upon attaining age 65 or because of disability, unexercisable options become immediately exercisable until the earlier of: (a) three years after death or such termination; or (b) ten years from the date of grant.

(4) The grant date present value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model, modified to include dividends, with the following assumptions:

     (a) Expected Volatility -- The annualized standard deviation of the continuously compounded rate of return on the underlying stock, based on the closing price observations for the twelve-month period ended December 31, 1998, which was 34.79%.

     (b) Risk Free Rate of Return -- The rate available, on the date of grant, on zero-coupon U.S. government issues with a remaining term comparable to the expected life of the options as reported over the Bloomberg wire service, which was 5.62% for the July 15, 1998 options and 4.71% for the September 25, 1998 options.

     (c) Dividend Yield -- The yield calculated by dividing the estimated annualized dividend rate of the Company's common stock in the amount of $.20 per share by the weighted average fair market value of the stock on the date of grant, which resulted in an assumed dividend yield of 0.5%.

     (d) Expected Life -- The average length of time before assumed exercise reflecting vesting provisions and maximum exercise period, which was 7.5 years.

STOCK OPTION EXERCISES AND OPTION VALUES

     The following table sets forth certain information concerning the number and value of unexercised stock options at the end of 1998 held by the Designated Executive Officers. The only Designated Executive Officer who exercised stock options during 1998 was Mr.
Jacobson.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                          SHARES                            OPTIONS/SARS AT         IN-THE-MONEY OPTIONS/SARS
                        ACQUIRED ON       VALUE              AT FY-END(#)                AT FY-END($)(1)
NAME                    EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----                   ----------     -----------    -----------    -------------  ----------    ------------
Joseph V. Taranto              0               0         35,000          240,000     $276,250      $414,375
Thomas J. Gallagher            0               0         39,300           78,700      652,300       536,402
Robert P. Jacobson        23,280        $504,403             --               --            0             0
Janet J. Burak                 0               0         10,500           22,500      167,437       148,906
Stephen L. Limauro             0               0          7,400           15,600      122,900       102,418

----------
(1) Based on the year-end fair market value of common stock of $37.75 which is calculated by averaging the high and low trading prices on December 31, 1998 on the New York Stock Exchange. The value of the options is computed by subtracting the exercise prices of the options from their fair market values and multiplying the difference by the number of shares underlying the options at the applicable exercise prices.


COMPENSATION COMMITTEE REPORT

     This report was prepared by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"). The Compensation Committee advises management and exercises authority with respect to compensation and benefits afforded officers at or above the Senior Vice President level, the Company's Comptroller, Treasurer and Secretary and the Designated Executive
Officers, including the CEO. The Committee oversees all of the Company's broad-based compensation and benefit programs. The current members of the Compensation Committee are Mr. Abrahams and Mr. Duffy.

     I. Executive Compensation Policy

     OVERVIEW. The Company's executive compensation program in 1998 was designed to attract, retain, and motivate highly talented individuals whose abilities are critical to the success of the Company. Compensation policies that attract personnel of this caliber are particularly important for a relatively new public entity like the Company. The Company's compensation program is guided by the following fundamental principles:

     o Compensation of executive officers is based on the level of job responsibility, the performance of the Company, and the performance of the individual.

     o    Total  compensation   levels  are  designed  to  be  competitive  with
          compensation paid by organizations of similar stature.

     o Compensation should align the interests of the executive officers with those of the Company's stockholders by basing a significant part of total compensation on the long-term performance of the Company's common stock.

     The Company's executive compensation program in 1998 achieved the objectives described above and was a significant factor in attaining a high level of corporate performance and increased shareholder value throughout the year. In establishing executive compensation, the various components of compensation are considered collectively in order to properly assess the appropriateness of the Company's program relative to the attainment of its objectives. The Company's executive compensation program consists of two key elements: (i) an annual component, I.E., base salary and annual bonus and (ii) a long-term component, I.E., stock options, stock appreciation rights, restricted stock and stock awards.

     The Compensation Committee reviewed a variety of factors of historical and projected Company performance in determining executive compensation. In the course of this review, the Compensation Committee considered the Company's long-term compensation goals, the Company's financial performance, and the compensation practices of other reinsurers through a review of publicly available information. In reviewing these factors, the Compensation Committee was able to assess the overall performance of the Company and its prospects for the future to establish an acceptable range for executive compensation.

  II. Components Of Executive Compensation

     A. ANNUAL COMPENSATION

     In 1998, annual compensation for executive officers of the Company consisted of two components--base salary and a cash payment under the Company's Annual Incentive Plan. For Mr. Taranto it also included a third component--a cash payment under the Chief Executive Officer's Bonus Plan. The base salary for Mr. Taranto was subject to the terms of his employment agreement (See "Employment and Change of Control Agreements-- Mr. Taranto" below). The base salaries for the other Designated Executive Officers were determined by the Compensation Committee based on each executive officer's performance and, as previously discussed, the Company's performance and the range of compensation of executive officers with similar responsibilities in comparable companies.

     Annual bonuses paid to executive officers under the Annual Incentive Plan are a significant element of the executive compensation program. Since January 1, 1994, eligible employees of the Company have participated in the Annual Incentive Plan. Under the Annual Incentive Plan, the Company may make cash payments to participants each year, based on the performance of the Company, the performance of participant's subsidiary or department and/or the participant's individual performance in the preceding year. The Annual Incentive Plan is designed to reward participants for the achievement and success of general corporate goals and to recognize and reward their individual performances in achieving such goals, as well as to compensate them on the basis of the Company's financial results.

     Under the Annual Incentive Plan, each executive officer is assigned an award ("Par Award") based on the executive officer's responsibilities, position, performance, potential contribution and other relevant criteria. The Par Award is a percentage of the executive officer's salary. Yearly goals ("Performance Goals") are set to measure the performance of the Company, business units, subsidiaries, departments and/or individuals and, to the extent Performance Goals are met, cash bonus payments are made to executive officers ranging from 0 to 200 percent of the executive officer's Par Award. The determination of individual Performance Goals and the extent to which such Performance Goals are met is subjective in nature and is influenced by the Compensation Committee's perception of the importance of the various corporate and individual goals to the overall success of the Company.

     The Compensation Committee is responsible for determinations regarding Performance Goals and Par Awards for officers at the Senior Vice President level and above, except to the extent a Par Award may be based on the terms of an individual employment agreement. (See "Employment and Change of Control Agreements--Mr. Taranto" below). All other determinations for employees below the Senior Vice President level are made by the appropriate officers and employees of Everest Re, subject to the approval of the Compensation Committee. Payments made in 1999 for the 1998 bonus year were based on corporate performance above par, and on the significance of the individual executive officer's contribution toward attaining that result. To evaluate corporate performance, the Compensation Committee considered the following factors related to the Company's 1998 financial results: after-tax operating income, return on equity and earnings growth. The Committee then arrived at total compensation for each of the Designated Executive Officers that it believes is appropriate to the Company's performance and their individual contributions.

     B. LONG-TERM COMPENSATION

     In 1998, the long-term incentive used for executive officers was provided under the 1995 Stock Incentive Plan. Awards under this Plan are intended to reinforce management's long-term perspective on corporate performance and provide an incentive for key executives to remain with the Company for the long-term.

     Awards under the 1995 Stock Incentive Plan are a significant element of the Company's executive compensation program. Compensation derived from stock ownership provides a strong incentive to increase shareholder value, since the value of this compensation is determined by changes in the price of the Company's common stock over the term of each award. Awards under the 1995 Stock Incentive Plan may take the form of stock options, stock appreciation rights, restricted stock or stock awards. Stock options, the principal form of long-term incentive compensation under the 1995 Stock Incentive Plan, encourage retention because they carry a five-year vesting period and, if not exercised, are generally forfeited if the employee leaves the Company before retirement. In addition, stock options, granted at the fair market value on the date of grant and with terms not to exceed 10 years, are designed to keep management and professional employees oriented to growth over the long-term and not simply to short-term profits. Awards are granted subjectively at the discretion of the Compensation Committee based on a variety of factors, including a recipient's demonstrated past and expected future performances, as well as a recipient's level of responsibility with the Company and his or her ability to affect shareholder value.

     Since the institution of the 1995 Stock Incentive Plan, the Committee has granted employees 1,502,100 options to purchase shares of the Company's common stock. Awards granted to the Company's Designated Executive Officers during 1998 are summarized under the captions "Options/SARs Grants in Last Fiscal Year" and "Summary Compensation Table" above. When granting these awards, the Compensation Committee took into account prior grants to these individuals under the 1995 Stock Incentive Plan and determined that the 1998 grants were appropriate and in the best interests of the Company.

     The Company does not have a long-term cash bonus plan in effect. The Company currently intends to rely on the 1995 Stock Incentive Plan as the sole means of long-term compensation believing compensation in the form of stock ownership increases long-term value for the stockholders while compensating individual employees for superior performance.

  III. Deductibility Cap On Executive Compensation

     Section 162(m) of the Internal Revenue Code ("Code Section 162(m)") disallows, subject to limited exceptions, a corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the four other most highly paid executive officers of publicly-held companies. The Treasury Regulations under Code Section 162(m) provide, for a limited period of time following a Company's initial public offering, an exception to the $1 million cap for any plan which is in existence during a period when a corporation was not publicly-held if the terms of such plan are disclosed in the offering materials issued in connection with the initial public offering of such corporation. The Company believes that its incentive compensation plans and employment agreements which were disclosed in the Company's prospectus in connection with it's initial public offering in 1995 (the "Offering") qualify for this exception to the rules governing the $1 million cap so that the plans and agreements will not be subject to limitation under such rules. The Company believes that, for 1998, the Company will not be denied a deduction with respect to any amount of compensation paid to any executive officer.

  IV. Chief Executive Officer Compensation

     In 1998, Mr. Taranto's compensation was based on the terms of his Employment Agreement with the Company and Everest Re (See "Employment and Change of Control Agreements - Mr. Taranto" below) and consisted of base salary and "Additional Cash Compensation" and non-qualified stock options as set forth in this section.

     The Compensation Committee also approved a $465,900 cash payment under the Annual Incentive Plan for fiscal year 1998 based upon the Compensation Committee's subjective determination of Mr. Taranto's significant contribution to the Company's performance. (See "Summary Compensation Table" above). In addition, it awarded him a cash payment of $279,760 under the Chief Executive Officer's Bonus Plan ("CEO Bonus Plan"). The CEO Bonus Plan was established by the Compensation Committee on February 24, 1997 in order to retain and motivate the Chief Executive Officer, whose contributions are critical to the success of the Company. In the event the stockholders approve the Executive Performance Annual Incentive Plan which is being presented to them in Proposal No. 2 of this Proxy Statement, the Board will eliminate the CEO Bonus Plan as an element of Mr. Taranto's compensation.

     Factors considered by the Committee when determining whether an award under the CEO Bonus Plan is appropriate include the effect on the Company and the stockholders of changes in share price, changes in ratings by rating agencies, acquisitions, Company restructurings and other significant corporate events. In making this award under the CEO Bonus Plan for 1998, the Committee noted that during 1998, Everest Re's Standard & Poor's rating had been upgraded.

     In consideration for his entering into a new employment agreement commencing January 1, 2000 and terminating December 31, 2001 (the "Second Employment Agreement"), Mr. Taranto was awarded in 1998 150,000 options for the purchase of common stock under the 1995 Stock Incentive Plan as a "Sign-On Bonus." (See "Summary Compensation Table" and "Options/SARs Grants in Last
Fiscal Year" above and "Employment and Change of Control Agreements - Mr. Taranto" below). When considering the size of this grant, the Compensation Committee took into account prior awards made to Mr. Taranto under the Employment Agreement and the 1995 Stock Incentive Plan and determined the 1998 grant to be appropriate and in the best interests of the Company. Through ownership of the options, the CEO's interests will be aligned with the interests of the stockholders because the value of this award will be dependent upon the value of the Company's common stock. Mr. Taranto was not awarded any other options in 1998.




     Kenneth J. Duffy                                            Martin Abrahams

     PERFORMANCE GRAPH

     The following Performance Graph compares cumulative total shareholder returns on the Company's common stock (assuming reinvestment of dividends) from October 3, 1995 (when the Company's stock was first listed on the New York Stock Exchange) through December 31, 1998, with the cumulative total return of the Standard & Poor's 500 Index, the Standard & Poor's Insurance (Property and Casualty) Index and a peer group consisting of Chartwell Re Corporation, NAC Re Corp., Risk Capital Holdings, Inc., Transatlantic Holdings, Inc. and Trenwick Group, Inc. (the "Peer Group"). The Peer Group compiled for the Performance Graph in last year's Proxy Statement included General Re Corporation which ceased public trading during 1998. Because the number of publicly traded reinsurers that were members of the selected Peer Group has decreased each year since 1996, the Company has decided to stop using a Peer Group commencing with the Proxy Statement for the 2000 Annual Meeting of Stockholders and will use only the Standard & Poor's 500 Index and the Standard & Poor's Insurance (Property and Casualty) Index for future Performance Graphs.

                 COMPARISON OF 39 MONTH CUMULATIVE TOTAL RETURN*
          AMONG EVEREST REINSURANCE HOLDINGS, INC., THE S&P 500 INDEX, THE S&P INSURANCE (PROPERTY-CASUALTY) INDEX AND A PEER GROUP





                               [GRAPHIC OMITTED]





                                                           Cumulative Total Return*
                                                     ------------------------------------
                                                  10/3/95   12/95   12/96    12/97    12/98
EVEREST REINSURANCE HOLDINGS, INC.                  100      119     147      213      202
PEER GROUP                                          100      109     110      146      146
S&P 500                                             100      106     130      174      224
S&P INSURANCE (PROPERTY-CASUALTY)                   100      106     129      188      175

* $100 INVESTED ON 10/3/95 IN STOCK OR INDEX
   INCLUDING REINVESTMENT OF DIVIDENDS.
   FISCAL YEARS ENDING DECEMBER 31.

RETIREMENT PLAN
     The  executive   officers  of  the  Company   participate  in  the  Everest
Reinsurance   Company  Retirement  Plan  (the  "Retirement  Plan")  and  in  the
Supplemental Retirement Plan (the "Supplemental Plan"), both of which are defined benefit pension plans. The Retirement Plan is a tax-qualified plan that determines benefits under a formula that takes into account a participant's years of continuous service and final average earnings with Everest Re and certain affiliates, including during the period of affiliation with the Prudential Insurance Company of America ("Prudential"). The Supplemental Plan is a non-qualified plan that provides benefits that would otherwise be provided under the Retirement Plan formula but for the application of certain limitations on tax-qualified benefits under the Internal Revenue Code. The Retirement Plan and the Supplemental Plan are similar to the tax-qualified and supplemental pension plans of Prudential in which the executive officers and other employees of the Company and Everest Re participated prior to the Offering following which the Company separated from Prudential and became publicly traded. The following table shows the estimated annual pension benefits payable at normal retirement age to a participant under the Retirement Plan and the Supplemental Plan who attains the earnings and service classifications indicated under the plans.

     FINAL AVERAGE EARNINGS                        YEARS OF CONTINUOUS SERVICE
     ----------------------      --------------------------------------------------------------------
                                     5          10          15          20         25           35
                                 --------    --------    --------    --------    -------     --------
     $ 150,000 ..............    $ 13,926    $ 27,851    $ 41,777    $ 55,702    $69,628     $ 83,801
       200,000 ..............      18,926      37,851      56,777      75,702     94,628      113,801
       250,000 ..............      23,926      47,851      71,777      95,702    119,628      143,801
       300,000 ..............      28,926      57,851      86,777     115,702    144,628      173,801
       350,000 ..............      33,926      67,851     101,777     135,702    169,628      203,801
       400,000 ..............      38,926      77,851     116,777     155,702    194,628      233,801
       450,000 ..............      43,926      87,851     131,777     175,702    219,628      263,801
       500,000 ..............      48,926      97,851     146,777     195,702    244,628      293,801
       750,000 ..............      73,926     147,851     221,777     295,702    369,628      443,801
     1,000,000 ..............      98,926     197,851     296,777     395,702    494,628      593,801
     1,250,000 ..............     123,926     247,851     371,777     495,702    619,628      743,801
     1,500,000 ..............     148,926     297,851     446,777     595,702    744,628      893,801
     1,750,000 ..............     173,926     347,851     521,777     695,702    869,628    1,403,801

     Benefits shown in the table above are computed as a single-life annuity and reflect a reduction to recognize in part Everest Re's cost of social security benefits. A participant's "final average earnings" under the Retirement Plan will be his or her average annual "earnings" under the plan during the 72 consecutive months of continuous service in which the participant received the greatest amount of earnings out of the final 120 months of continuous service. For this purpose, "earnings" generally includes the participant's base salary, cash bonus payments under the Chief Executive Officer's Bonus Plan and, for participants who held positions equivalent to or senior to that of department vice president when that position existed, cash payments under the Company's Annual Incentive Plan up to a maximum of 50% of salary or $275,000, whichever is greater. However, "earnings" does not include any other compensation set forth in the Summary Compensation Table. Final average earnings and earnings will be determined under the Supplemental Plan in the same manner as under the Retirement Plan, except that a participant's earnings are not subject to the limitations under the Internal Revenue Code. "Continuous service" under the Retirement Plan and Supplemental Plan will be the number of years and months worked for Everest Re and certain affiliates, including during the period of affiliation with Prudential.

     The  years  of  continuous  service  for Mr.  Taranto,  Mr.  Jacobson,  Mr.
Gallagher, Ms. Burak and Mr. Limauro to be taken into account under the Retirement Plan and Supplemental Plan (rounded to the nearest year), as of April 1, 1999, are 4, 4, 24, 19, and 26, respectively. Final average earnings for Mr. Taranto, Mr. Gallagher, Mr. Jacobson, Ms. Burak and Mr. Limauro to be taken into account as of April 1, 1999 are $1,267,463, $395,025, $364,810, $206,930 and
$152,950, respectively. Final average earnings for Mr. Taranto include the "Additional Compensation" amounts payable under the terms of his Employment Agreement with the Company (see "Employment Agreements" below).

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS - MR. TARANTO

     The Company entered into an Employment Agreement with Mr. Taranto, dated as of October 11, 1994 (the "Hiring Date"). The Employment Agreement expires on December 31, 1999, unless sooner terminated in accordance with its terms. The Employment Agreement provides for an annual base salary (the "Base Salary") of $500,000, plus additional cash compensation (the "Additional Compensation") of $25,000 per month (which is not included in Mr. Taranto's salary for purposes of computing Mr. Taranto's bonus under the Annual Incentive Plan established by the Company). Each of the Base Salary and the Additional Compensation shall be subject to annual increases of no less than four percent nor greater than eight percent. Effective March 26, 1999, Mr. Taranto's Base Salary was increased to $608,817 and his Additional Compensation was increased to $30,463 per month. Mr. Taranto is eligible to participate in the Annual Incentive Plan with a maximum bonus equal to 80% of his Base Salary and also eligible for an award under the Chief Executive Officer's Bonus Plan upon consideration by the Compensation Committee of certain factors related to Company performance.
(See "Compensation Committee Report--Chief Executive Officer Compensation").

     On July 15, 1998 the Company entered into another employment agreement with Mr. Taranto (the "Second Employment Agreement"), which is first effective as of January 1, 2000 and expires on December 31, 2001 unless sooner terminated in accordance with its terms. The terms of the Second Employment Agreement are substantially similar to the terms of the Employment Agreement with the following exceptions: (a) the Second Employment Agreement is for a period of two years and provides for a base salary of $1,000,000 per year, and (b) Mr. Taranto will be eligible to participate in the Executive Performance Annual Incentive Plan, subject to approval of such plan by the stockholders of the Company. Mr. Taranto will have the right to renegotiate the agreement if that plan is not approved. Upon entering into the Second Employment Agreement, Mr. Taranto received a non-qualified option under the Company's 1995 Stock Incentive Plan to purchase 150,000 shares of common stock of the Company as a sign-on bonus.

     In connection with the execution of the Second Employment Agreement, the Company and Mr. Taranto also entered into a Change of Control Agreement dated as of July 15, 1998. The Change of Control Agreement provides that if within one year after the occurrence of a material change (as defined in the agreement), Mr. Taranto terminates his employment for any reason or if the Company terminates Mr. Taranto's employment for any reason other than for due cause (as defined in the agreement) then (a) all of Mr. Taranto's outstanding stock options granted under the Company's stock plans shall immediately vest and become exercisable; (b) Mr. Taranto shall receive a cash payment equal to the lesser of (i) 2.99 multiplied by Mr. Taranto's annual compensation for the most recent taxable year ending prior to the date of the material change less the value of Mr. Taranto's gross income in the most recent taxable year ending prior to the date of a material change attributable to Mr. Taranto's exercise of stock options, stock appreciation rights and other stock-based awards granted Mr. Taranto by the Company and (ii) 2.99 multiplied by Mr. Taranto's "annualized includible compensation for the base period" as that phrase is defined in
Section  280G(d) of the Internal  Revenue Code of 1986, as amended (the "Code");
(c) Mr. Taranto shall continue to be covered under the Company's medical and dental insurance plans for a period of three years from the date of termination;
(d) Mr. Taranto shall receive "Special Retirement Benefits" in an amount that will equal the retirement benefits he would have received had he continued in the employ of the Company for three years following his termination under the Everest Reinsurance Retirement Plan and any supplemental, substitute, or successor retirement plans adopted by the Company. In the event that the benefits Mr. Taranto receives under the Change of Control Agreement cause Mr.

Taranto to receive a "Parachute Payment" within the meaning of Section 280G of the Code, Mr. Taranto's benefits will be reduced to an amount that is one dollar less than the amount that would cause a Parachute Payment. If an award made under the Change of Control Agreement nevertheless results in an assessment against Mr. Taranto of a "Parachute Tax" pursuant to Section 4999 of the Code, Mr. Taranto shall be entitled to receive an additional amount of money that would put him in the same net tax position had no Parachute Tax been incurred. The Change of Control Agreement shall terminate on the earliest of (i) one year following a material change; (ii) termination by Mr. Taranto of his employment with the Company under circumstances not following a material change; (iii) the Company's termination of Mr. Taranto's employment for due cause; or (iv) December 31, 2001, or any date thereafter, with 60 days written notice.

     If the Company terminates Mr. Taranto's employment for "due cause" (as defined in the Employment Agreement and the Second Employment Agreement) or Mr. Taranto voluntarily terminates his employment other than for "good reason" (as defined in the Employment Agreement and the Second Employment Agreement), Mr. Taranto will be entitled to his Base Salary and any Additional Compensation due him through the date of termination. If the Company terminates Mr. Taranto's employment other than for due cause, or if Mr. Taranto voluntarily terminates his employment for good reason, the Company will be obligated to pay Mr. Taranto, in addition to all Base Salary and Additional Compensation accrued through the date of termination (i) the aggregate amount of Base Salary and Additional Compensation, at the rate then in effect, from the date of termination through December 31, 1999 under the Employment Agreement and through December 31, 2001 under the Second Employment Agreement, and (ii) aggregate bonus amounts for the period from the date of termination to December 31, 1999, calculated as 40% of Base Salary at the date of termination under the Employment Agreement and through December 31, 2001, the aggregate bonus amounts due under the appropriate bonus plans or programs under the Second Employment Agreement.

OTHER CHANGE OF CONTROL ARRANGEMENTS

     The Company established a Senior Executive Change of Control Plan (the "Change of Control Plan"), effective September 28, 1998. The Change of Control Plan is administered by the Compensation Committee, which selects participants from among the senior executives of the Company and its subsidiaries. Among others, the Compensation Committee has selected three Designated Executive Officers, Mr.Gallagher, Ms. Burak and Mr. Limauro, to participate in the plan.

     The Change of Control Plan provides that if within two years after the occurrence of a material change (as defined in the plan) a participant terminates his or her employment for good reason (as defined in the plan) or the Company terminates the participant's employment for any reason other than for due cause (as defined in the plan), then (a) all of the participant's outstanding stock options granted under the Company's stock plans shall immediately vest and become exercisable for three months following termination of employment; (b) all restrictions on the participant's restricted stock awarded under the Company's stock plans shall immediately terminate and lapse;
(c) the participant shall receive a cash payment equal to the participant's average salary and annual incentive bonus for the three most recent taxable years (or such shorter period as may be applicable), multiplied by a number between 2 and 2.99 determined by the Compensation Committee (for Mr. Gallagher the number is 2.99 and for Ms. Burak and Mr. Limauro the number is 2); (d) the participant shall continue to be covered under the Company's medical and dental insurance plans for a period of two years from the date of termination; (e) the participant shall receive "special retirement benefits" in an amount that will equal the retirement benefits he or she would have received under the Everest Reinsurance Retirement Plan and any supplemental, substitute or successor plans adopted by the Company, had he or she continued in the employ of the Company for a period following termination determined by the Compensation Committee. For Mr. Gallagher, the period is the greater of 3 and the number of years necessary to credit service to his 55th birthday, and for Ms. Burak and Mr. Limauro, the period is 2 years.

     The Company also entered into a Change of Control Agreement with Mr. Taranto on July 15, 1998 the terms of which have been set forth above (See "Employment and Change of Control Agreements - Mr. Taranto") and which provides benefits similar to the Change of Control Plan.

CERTAIN TRANSACTIONS WITH DIRECTORS

     Two of the Company's operating subsidiaries, Everest Re and Everest National, have entered into a number of business transactions with HealthCare Risk Management Services, Inc. ("HealthCare"), WorkCare, Inc., now known as Healthcare Specialty Brokers, Inc. ("WorkCare"), WorkCare Southeast, Inc., now known as Healthcare Specialty Brokers of Alabama, Inc. ("WorkCare Southeast") and WorkCare Northwest, Inc. ("WorkCare Northwest"). These are companies in which Mr. Galtney, a member of the Company's Board of Directors, maintained an ultimate ownership and controlling position during 1998. In 1998, as a result of these transactions, Everest Re paid to HealthCare, a licensed reinsurance intermediary that routinely presents risks to Everest Re, brokerage fees of $45,953 in respect of 1997 business and $713,083 in respect of 1998 business. Brokerage payable to HealthCare as of January 1, 1999 is $116,500. Through June 30, 1998 Everest National paid commissions to WorkCare of $498,645 for insurance agency services provided by WorkCare as a program administrator under Everest National's Texas, Illinois and Indiana Workers Compensation Program. Through June 30, 1998, Everest Re incurred commissions to WorkCare Southeast of $1,356,030 for insurance agency services provided by WorkCare Southeast as a program administrator under Everest Re's Alabama Workers Compensation Program. Of that amount, Everest Re paid WorkCare Southeast $1,204,394 in 1998 with $151,636 remaining due and owing as of January 1, 1999.

     As a result of the asset acquisitions discussed below, WorkCare and WorkCare Southeast were only entitled to commissions on policies that incepted on or before June 30, 1998. Through December 31, 1998, Everest National incurred commissions to WorkCare Northwest in the amount of $315,549 for insurance agency services provided by WorkCare Northwest as a program administrator under Everest National's Idaho Workers Compensation Program. Payments were made to WorkCare Northwest in 1998 totaling $17,162 with $298,387 due as of January 1, 1999.

     In 1998 Everest National and Mt. McKinley acquired the assets of two Galtney Group, Inc. ("GGI") insurance agencies. In these transactions, Everest National acquired substantially all of the assets of WorkCare and Mt. McKinley acquired the assets of WorkCare Southeast. The aggregate initial purchase price paid to GGI was $2,900,000. Pursuant to service agreements incorporated into the Asset Purchase Agreements, the Company's affiliates agreed to administer the collection and disbursement of the pre-July 1, 1998 business receivables and payables on behalf of the GGI agencies. Such collections and disbursements, net of related costs and expenses, are to be treated as purchase price adjustments. The amount paid to the GGI companies in 1998 was approximately $235,000 and the amount due to the GGI companies as of December 31, 1998 as a result of the service agreement transactions was approximately $28,000. These purchase price adjustments are subject to final reconciliation of expenses, receipts and disbursements.

       PROPOSAL NO. 2--APPROVAL OF THE EVEREST REINSURANCE HOLDINGS, INC.
                   EXECUTIVE PERFORMANCE ANNUAL INCENTIVE PLAN

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSED EVEREST REINSURANCE HOLDINGS, INC. EXECUTIVE PERFORMANCE ANNUAL INCENTIVE PLAN (THE "PLAN") AS DESCRIBED HEREIN. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROPOSAL NO. 2 WILL BE ADOPTED IF APPROVED BY A MAJORITY OF SHARES PRESENT IN PERSON OR BY PROXY AT THE MEETING AND ENTITLED TO VOTE. SHARES WILL BE COUNTED AS CAST AGAINST THE PROPOSAL IF THE SHARES ARE VOTED EITHER AGAINST THE PROPOSAL OR TO ABSTAIN FROM VOTING. BROKER NON-VOTES WILL NOT CHANGE THE NUMBER OF VOTES CAST FOR OR AGAINST THE PROPOSAL AND WILL NOT BE TREATED AS SHARES ENTITLED TO VOTE.

BACKGROUND AND REASONS FOR ADOPTION

     On December 10, 1998, the Board adopted the Plan, subject to approval by the stockholders, to provide for the granting to selected corporate officers of the Company or its subsidiaries of annual cash bonus awards in amounts to be determined by a committee appointed by the Board to administer the Plan.

     The Board believes that the Plan will provide incentive for executives who are in a position to contribute materially to the success of the Company and its subsidiaries, reward their accomplishments, motivate future accomplishments, and aid in attracting and retaining executives of the caliber necessary for the continued success of the Company and its subsidiaries. Accordingly, the Board has adopted the Plan and recommends its approval by stockholders. In the event the stockholders approve the Plan, the Board will eliminate the Chief Executive Officer's Bonus Plan which was established by the Board on February 24, 1997.

     In order to permit the deductibility of cash bonuses awarded after May 1999 to certain executives of the Company under Section 162(m) of the Internal Revenue Code of 1986 ("Code Section 162(m)"), the Board of Directors is recommending the adoption of the Plan which would define and limit amounts which may be awarded to eligible executives of the Company and which would qualify as performance-based compensation under Code Section 162(m).

SUMMARY OF THE PLAN

     The Plan is set forth in full in Exhibit A and the description of the Plan which appears below is qualified in its entirety by reference to that Exhibit.

ADMINISTRATION

     The Plan will be administered by a committee appointed by the Board to administer the Plan (the "Committee") and shall consist of no fewer than two members of the Board. Each member of the Committee shall qualify as an "outside director" within the meaning of Code Section 162(m). The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan consistent with qualification of the Plan as performance-based compensation under Code Section 162(m).

ELIGIBILITY

     Within ninety (90) days after the beginning of each year, the Committee, in its sole discretion, shall select corporate officers of the Company and its subsidiaries who will be eligible that year to participate in the Plan (the "Participants").

AWARDS AND PERFORMANCE MEASURES

     The Committee shall establish in writing objective performance goals for each Participant, which, if attained, shall entitle such Participant to specific award amounts that will be paid to each Participant. The Participants' performance shall be measured by any of the following performance criteria: net income before or after taxes, operating income before or after taxes, premiums earned, earnings per share, return on stockholders' equity, return on assets, appreciation in and/or maintenance of the price of the common stock or any other publicly traded securities of the Company, comparisons with various stock market indices, market share, statutory combined ratio, expense ratio, reductions in costs and expense growth, or gross or net premium growth.

     The Committee shall establish an objective method by which award amounts will be calculated under the Plan. The maximum award amount any one Participant may be awarded in one year is $2 million. The Committee, in its sole discretion, may eliminate or reduce but not increase, any award determination.

     The Plan provides that the total amount of awards granted to all Participants in any one year will not exceed 10% of the Company's average annual income before taxes for the preceding five years.

OTHER TERMS AND CONDITIONS

     The Plan provides that no award shall be assignable or transferable other than by will or by laws of descent and distribution. The Plan further provides that the Board may at any time and without notice to any corporate officer of the Company or a subsidiary suspend, discontinue, revise, amend or terminate the Plan, provided that any such revision, or amendment which requires stockholder approval in order to maintain the qualification of awards as performance-based compensation pursuant to Code Section 162(m) shall not be made without such approval.

     Because payments under the Plan are determined by comparing actual performance to the annual performance goals established by the Committee, it is not possible to conclusively state the amount of benefits which will be paid under the Plan. Subject to the approval of this Plan by the stockholders, which will be effective January 1, 1999, the Committee has determined that only the Chairman of the Board and Chief Executive Officer, Joseph V. Taranto, will be a Participant in the Plan for 1999 and eligible for a performance-based award payable in 2000. A performance goal has been established for Mr. Taranto based upon the Company's earnings per share. Maximum awards payable have been set as a function of the actual 1999 earnings per share. In all cases, the maximum award payable to Mr. Taranto in 2000 will be less than 1% of the Company's 1999 after-tax operating income. Further, the award will not exceed $2 million and the Committee has sole discretion under the Plan to reduce or eliminate the award as it deems appropriate.

                         MISCELLANEOUS--GENERAL MATTERS

OTHER MATTERS

     It is not anticipated that there will be presented to the meeting any business other than as set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their best judgment.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions during fiscal year 1998.

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     To be considered for inclusion in the Company's Proxy Statement relating to the 2000 Annual Meeting of Stockholders, a stockholder proposal must be received by the Company Secretary in proper form at the Company's principal executive office no later than December 10, 1999.

     The proxy solicited by the Board of Directors relating to the 2000 Annual Meeting of Stockholders shall confer discretionary authority to vote on a stockholder proposal if the Company Secretary receives notice of that proposal after February 23, 2000.

PROXY SOLICITATIONS

     The expense of proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors or officers who are employees of the Company and its subsidiaries without additional compensation. In addition, Corporate Investor Communications, Inc. will provide solicitation services to the Company for a fee of approximately $3,500 plus out-of-pocket expenses. The firm will solicit proxies by personal interview, telephone, telegraph and mail. The Company will, on request, reimburse stockholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

TRANSFER AGENT AND REGISTRAR

     The Company has appointed First Chicago Trust Company of New York to serve as transfer agent, registrar and dividend paying agent for the Company's common stock. Correspondence relating to any stock accounts or dividends should be addressed to:

         First Chicago Trust Company of New York
         c/o Equiserve
         P.O. Box 2500
         Jersey City, NJ 07303-2500
         (201) 324-0498

     All transfers of certificates of the Company's common stock should also be mailed to the above address.

INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of PricewaterhouseCoopers LLP was the Company's auditors for 1998. Representatives of PricewaterhouseCoopers LLP will be present at the 1999 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions of stockholders.


                                            By Order of the Board of Directors
                                            Janet J. Burak
April 12, 1999                              SECRETARY

                                    EXHIBIT A

                       EVEREST REINSURANCE HOLDINGS, INC.
                   EXECUTIVE PERFORMANCE ANNUAL INCENTIVE PLAN


     1.  PURPOSE

     The purpose of the Everest Reinsurance Holdings, Inc. Executive Performance Annual Incentive Plan (the "Plan") is to provide incentive for executives who are in a position to contribute materially to the success of the Company and its Subsidiaries; to reward their accomplishments; to motivate future accomplishments; and to aid in attracting and retaining executives of the caliber necessary for the continued success of the Company and its Subsidiaries.

     2.  DEFINITIONS

     The following terms as used herein shall have the meaning specified:

     (a) "Award" means a performance incentive bonus paid pursuant to the Plan.

     (b) "Board" means the Board of Directors of the Company.

     (c) "Code" means the Internal Revenue Code of 1986 as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

     (d) "Committee" means the Committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an "outside director" under Code Section 162 (m).

     (e) "Company" means Everest Reinsurance Holdings, Inc. or any successor corporation.

     (f) "Participant" means a corporate officer of the Company or a Subsidiary selected by the Committee in its sole discretion to participate in the Plan.

     (g) "Performance Criteria" means the following measures of performance:

             o  net income,  before or  after taxes
             o  operating income, before or after taxes
             o  premiums earned
             o  earnings per share
             o  return on stockholders' equity
             o  return on assets
             o appreciation in and/or maintenance of the price of the common stock or any other publicly traded securities of the Company
             o  comparisons with various stock market indices
             o  market share
             o  statutory combined ratio
             o  expense ratio
             o reductions in costs and expense growth
             o gross or net premium growth

     A performance criteria may be applied by the Committee as a measure of the performance of any, all, or any combination of the Company or a Subsidiary.

     (h)  "Performance   Goal"  means  the  goal  or  goals  established  for  a
Participant by the Committee in accordance with paragraph 4 (a).

     (i) "Subsidiary" means any corporation in which the Company, directly or indirectly, controls 50% or more of the total combined voting power of all classes of such corporation's stock.

     (j) "Target Awards" means the amount of the target award established for each Participant by the Committee in accordance with paragraph 4 (a).

     3.      TERM

     The Plan shall be effective as of January 1, 1999, subject to approval by a vote of the stockholders at the 1999 Annual Meeting of Stockholders, and such approval shall be a condition to the right of any Participant to receive any benefits hereunder. As long as the Plan remains in effect, it shall be resubmitted to stockholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Section 162(m) of the Code.

     4.      AWARDS

     (a) Within ninety (90) days after the beginning of each year, the Committee, in its sole discretion, shall select Participants for the year and establish in writing (i) objective Performance Goal or Goals for each Participant for that year based on one or more of the Performance Criteria (ii) the specific award amounts that will be paid to each Participant if the Performance Goal or Goals are achieved (the "Target Award") and (iii) an objective method by which such amounts will be calculated, which calculation will be based upon a comparison of actual performance to the Performance Goal or Goals. The calculation of the amount of an Award shall be objectively determinable. The maximum Award that may be paid to any Participant under the Plan for any year will be $2 million. The selection of a Participant for any given year does not mean that the Participant will be selected or will be entitled to be selected as a Participant in any subsequent year.

     (b) The Committee, in its sole discretion, may eliminate or reduce, but not increase, any Award calculated under the methodology established in accordance with paragraph 4 (a).

     (c) As soon as practicable following each year while the Plan is in effect, the Committee shall determine and certify in writing the extent to which the Performance Goal or Goals applicable to each Participant for the year were achieved and the amount of the Award, if any, to be made. Awards will be paid to the Participants in cash following such certification by the Committee and no later than ninety (90) days following the close of the year with respect to which the Awards are made, unless a Participant has elected to defer all or a portion of such payment pursuant to the Company's or a Subsidiary's Deferred Compensation Plan, in which event, payment of the amount deferred will be made in accordance with the terms of the Deferred Compensation Plan.

     (d) No Award will be paid to any Participant who is not an employee of the Company on the last day of the year, except that if during the last eight (8) months of the year, the Participant retires, dies, or is involuntarily terminated, the Participant may be entitled to a prorated Award as and to the extent determined by the Committee in its sole discretion. If a Participant is on disability for more than four (4) months of the year, the Participant will be entitled to a prorated Award. Participants, who resign voluntarily after the end of the year, but before Award payments are actually made, will be eligible for an Award as and to the extent determined by the Committee in its sole discretion. The provisions of this subparagraph are subject to the terms of any written agreement between a Participant and the Company.

     (e) In no event shall the total amount of Awards granted to the Participants in any one year exceed ten percent (10%) of the Company's average annual income before taxes for the preceding five years.

     5.      ADMINISTRATION

     (a) The Plan shall be administered by the Committee. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualifi-cation of the Plan as performance-based compensation under Code Section 162 (m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons.

     (b) No member of the Committee or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award thereunder, and the Company shall defend and indemnify Committee and Board members for any actions taken or decisions made in good faith under the Plan.

     6.   MISCELLANEOUS

     (a) NON-ASSIGNABILITY. No Award shall be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by laws of descent and distribution.

     (b) WITHHOLDING TAXES. Whenever payments under the Plan are to be made, the Company and/or the Subsidiary shall withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

     (c) AMENDMENT OR TERMINATION OF THE PLAN. The Board may at any time and without notice to any corporate officer of the Company or a Subsidiary suspend, discontinue, revise, amend or terminate the Plan; provided, that any such revision, or amendment which requires approval of the Company's stockholders in order to maintain the qualification of Awards as performance-based compensation pursuant to Code Section 162 (m) shall not be made without such approval.

     (d) NON-UNIFORM DETERMINATIONS. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Goals.

     (e) OTHER PAYMENTS OR AWARDS. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

     (f) PAYMENTS TO OTHER PERSONS. If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments shall be made accordingly. Any such payment shall be a complete discharge of the liability of the Company, its Subsidiaries, and the Committee.

     (g) UNFUNDED PLAN. A Participant shall have no interest in any fund or specified asset of the Company or a Subsidiary. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or its Subsidiaries and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company and its Subsidiaries under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company and its Subsidiaries. All payments to be made hereunder shall be paid from the general funds of the Company and its Subsidiaries and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not intended to be an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

     (h) LIMITS OF LIABILITY. Neither the Company, its Subsidiaries, nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any good faith action taken or not taken under the Plan.

     (i) NO RIGHT TO EMPLOYMENT. Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ or other service of the Company or a Subsidiary, or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person's compensation or other benefits or to terminate the employment or other service of such person with or without cause.

     (j) INVALIDITY. If any term or provision contained herein shall to any extent be invalid or unenforceable, such term or provision shall be reformed so that it is valid and such invalidity or unenforceability shall not affect any other provision or part hereof.

     (k) APPLICABLE LAW. The Plan shall be governed by the laws of the State of Delaware as determined without regard to the conflict of law principles thereof.

     (l) CODE SECTION 162 (M). It is the intent of the Company that all Awards under the Plan qualify as performance-based compensation for purposes of Code
Section 162 (m) so that the Company's tax deduction for such Awards is not disallowed in whole or in part under Code Section 162 (m). The Plan is to be applied and interpreted accordingly.

     (m) SUCCESSORS. The obligations of the Company and its Subsidiaries under this Plan shall be binding upon any organization that shall succeed to all or substantially all of the Company's or a Subsidiary's assets.

                       EVEREST REINSURANCE HOLDINGS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J.V. Taranto, S.L. Limauro, and J.J. Burak, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the shares of Common Stock of EVEREST REINSURANCE HOLDINGS, INC. held in the name of the undersigned at the close of business on March 23, 1999, at the Annual Meeting of Stockholders to be held on May 20, 1999, at 11:00 a.m. (local time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as follows:

                           (CONTINUED ON OTHER SIDE)

                                                                            6287
[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEMS:

     1. Election of Directors                   T.J. GALLAGHER, W.F.GALTNEY, JR.

          FOR all nominees
          listed (except as        WITHHOLD
          marked to the            AUTHORITY to vote
          contrary)                for all nominees listed
               [ ]                      [ ]

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

     2. Approval of the proposal to adopt the Executive Performance Annual Incentive Plan

          FOR            AGAINST             ABSTAIN
          [ ]              [ ]                 [ ]

In their discretion, upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEM 1 AND ITEM 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


SIGNATURE(S)                                           DATE
--------------------------------------------------------------------------------
Sign exactly as name appears hereon.
When signing in a representative capacity, please give full title.